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Pricing Supplement dated June 29, 1999                           Rule 424(b)(3)
(To Prospectus dated September 3, 1998 and                    File No. 333-60913
Prospectus Supplement dated September 3, 1998)



                          TOYOTA MOTOR CREDIT CORPORATION

                           Medium-Term Note - Fixed Rate

________________________________________________________________________________


Principal Amount:  $100,000,000            Trade Date: June 29, 1999
Issue Price:  100%                         Original Issue Date: July 6, 1999
Interest Rate: 5.77%                       Net Proceeds to Issuer: $100,000,000
Interest Payment Date: January 6, 2000     Principal's Discount or
                       and July 6, 2000      or Commission: 0.0%
Stated Maturity Date: July 6, 2000

________________________________________________________________________________



Day Count Convention:
     [x]  30/360 for the period from July 6, 1999 to July 6, 2000
     [ ]  Actual/360 for the period from               to
     [ ]  Other (see attached)                           to

Redemption:
     [X]  The Notes cannot be redeemed prior to the Stated Maturity Date.
     [ ] The Notes may be redeemed prior to Stated Maturity Date. Initial Redemption Date:
          Initial Redemption Percentage:
          Annual Redemption Percentage Reduction:

Repayment:
     [x]  The Notes cannot be repaid prior to the Stated Maturity Date.
     [ ] The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
          Optional Repayment Date(s):
          Repayment Price:     %

Currency:
     Specified Currency:  U.S. dollars
          (If other than U.S. dollars, see attached)
     Minimum Denominations:
          (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  [ ]  Yes     [x] No
     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period:

Form:  [x] Book-entry            [ ] Certificated
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                                Chase Securities Inc.


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                           ADDITIONAL TERMS OF THE NOTES

Plan of Distribution

     Under the terms of and subject to the conditions of an Appointment Agreement between TMCC and Chase Securities Inc. dated as of May 16, 1996 and of the First Amended and Restated Distribution Agreement dated September 3, 1998 between TMCC and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman, Sachs & Co., Lehman Brothers Inc., J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated and Salomon Smith Barney Inc. (collectively, the "Agreement"), Chase Securities Inc., acting as principal, has agreed to purchase and TMCC has agreed to sell the Notes at 100.00% of their principal amount. Chase Securities Inc. proposes to offer the Notes at an initial public offering price of 100% of the principal amount thereof. After the Notes are released for sale to the public, the offering price may from time to time be varied by Chase Securities Inc.

     Under the terms and conditions of the Agreement, Chase Securities Inc. is committed to take and pay for all of the Notes offered hereby if any are taken.